Exhibit 99

[Alcoa logo]

Investor Contact: Nahla Azmy (212) 836-2674 Nahla.Azmy@alcoa.com	Media Contact: Monica Orbe (212) 836-2632 Monica.Orbe@alcoa.com

Alcoa Reports Solid Second Quarter 2015 Profits

Portfolio Transformation on Track

2Q 2015 Financial Highlights

•	Net income of $140 million, or $0.10 per share;

excluding special items, net income of $250 million, or $0.19 per share, up 16 percent, year-over-year

•	Revenue of $5.9 billion driven by strong organic growth in aerospace, automotive and alumina businesses

•	Record Engineered Products and Solutions after-tax operating income of $210 million, up 4 percent, and aerospace revenue up 29 percent, both year-over-year

•	Global Rolled Products after-tax operating income of $76 million, up 9 percent, adjusted EBITDA per metric ton up 18 percent, and automotive sheet revenue up approximately 180 percent, all year-over-year

•	Alumina after-tax operating income of $215 million, best first half profitability since 2007

•	Primary Metals after-tax operating income of $67 million, as Midwest transaction price declined $527 per metric ton, or 22 percent, year-to-date through June 30

•	$324 million in productivity gains across all segments year-over-year

•	Cash from operations of $472 million and free cash flow of $205 million after $300 million natural gas supply prepayment for Australian refineries; $1.3 billion cash on hand

2Q 2015 Portfolio Transformation Highlights

•	Firth Rixson and TITAL integration on schedule; Firth Rixson on target to increase Alcoa’s revenue by $1.6 billion with additional $350 million EBITDA in 2016

•	Obtained regulatory approvals to acquire RTI International Metals to grow titanium aerospace portfolio; RTI shareholders scheduled to vote July 21

•	Announced investment in aerospace technology in Michigan, U.S. to capture demand for jet engine components

•	MicromillTM qualification agreements in place with eight major automotive customers from three continents

•	Record volume of automotive sheet shipments, up approximately 200 percent from year-ago period; automotive expansion in Tennessee, U.S. on schedule and customer qualifications already underway

•	Alumina refinery at Ma’aden-Alcoa joint venture continued to ramp up, on track to produce 1.1 million metric tons of alumina in 2015; smelter producing at full capacity

•	Curtailed 443,000 metric tons of alumina refining capacity in Suriname; pursuing a transaction to sell the Suralco operations to a Suriname government-owned entity

•	In Brazil, curtailed remaining 74,000 metric tons of primary aluminum smelting capacity at São Luís on April 15 and permanently closed the 96,000 metric ton Poços de Caldas smelter on June 30; announced plans to permanently close Anglesea coal mine and power station in Australia by August 31

New York, July 8, 2015 – Lightweight metals leader Alcoa (NYSE:AA) today reported solid second quarter 2015 results as the Company’s transformation showed strong progress. Profitability from Alcoa’s growing aerospace and automotive businesses increased year-over-year as mid and downstream investments delivered positive impact. In the upstream, the Primary Metals business was resilient in the face of market headwinds and the Alumina business delivered its strongest first half results in eight years. The Company’s portfolio reshaping is driving results.

Alcoa reported second quarter 2015 net income of $140 million, or $0.10 per share, including $143 million in restructuring-related charges, primarily to optimize the Company’s upstream portfolio. Year-over-year, second quarter 2015 results compare to net income of $138 million, or $0.12 per share, in second quarter 2014.

Excluding special items, second quarter 2015 net income grew to $250 million, or $0.19 per share, up 16 percent from $216 million, or $0.18 per share, in the year-ago period. Profitability increased even as the Midwest transaction price declined $527 per metric ton, or 22 percent, year-to-date through June 30, demonstrating the benefit of a reshaped portfolio.

Second quarter 2015 revenue rose to $5.9 billion, from $5.8 billion in second quarter 2014, up 1 percent year-over-year. Organic growth in aerospace, automotive and alumina, combined with acquisitions, grew second quarter revenue by 12.7 percent. This profitable growth more than offset an 11.7 percent decline in revenue caused by closing and divesting lower-margin businesses and market headwinds. This revenue shift reflects how the Company’s transformation is driving the portfolio to higher profitability.

“We continue to transform Alcoa; our portfolio reshaping combined with smart investments in growth markets is delivering strong results,” said Klaus Kleinfeld, Chairman and Chief Executive Officer. “Our value-add businesses are outperforming, with record profitability in the downstream and exciting profitable growth in the midstream. Recent acquisitions are fully on track, and paired with our innovations we are cementing Alcoa’s position as a premier aerospace and automotive partner. In the upstream, our Alumina business delivered its best first half since 2007 and our lower cost metals business showed resilience in the face of strong market headwinds. Productivity and cash generation were excellent.”

End Market Growth Remains Steady

Alcoa continues to project steady growth in 2015 across the majority of its end markets.

In the aerospace sector, the Company expects global sales growth of 8 to 9 percent in 2015. The 2015 forecast shifted one point on a slower ramp up primarily in the A350 and Bombardier C Series, and future estimated growth rates have been revised upward. Projections for 2016 and 2017 aerospace sales growth have nearly doubled to 8 and 13 percent, from 4 to 5 percent and 6 percent, respectively, showing the ongoing strength of the sector.

Alcoa sees increasing orders in the North American heavy duty truck and trailer market, and projects 9 to 11 percent growth for 2015, up from the previous forecast of 6 to 8 percent growth. In the global heavy duty truck and trailer market, the Company is lowering its projection for the year to a decline of 4 to 6 percent, from a decline of 2 to 4 percent, on slower economic growth in Brazil and China.

In the automotive, building and construction, industrial gas turbine, and packaging end markets, the Company’s global forecasts remain unchanged. Alcoa estimates a global automotive production increase of 2 to 4 percent for the year, with a 1 to 4 percent rise in North America; 5 to 7 percent global sales growth in the commercial building and construction market; 1 to 3 percent global airfoil market growth in the industrial gas turbine market; and a 2 to 3 percent global sales increase in the packaging market.

Alcoa continues to project robust global aluminum demand growth of 6.5 percent in 2015.

Value-Add Portfolio Transformation

Alcoa’s strategy to build its innovative value-add portfolio, both organically and inorganically, remained on course in the second quarter.

Alcoa continued to successfully integrate jet engine component makers Firth Rixson and TITAL. The acquisitions further strengthened the Company’s position as a premier aerospace leader and contributed to 29 percent higher aerospace revenue in Engineered Products and Solutions in the second quarter. Firth Rixson doubles Alcoa’s average revenue content on key jet engine programs and TITAL expands the Company’s titanium and aluminum structural castings for aerospace in Europe. As a result of these acquisitions, Alcoa can build more than 90 percent of all the structural and rotating components of a jet engine.

Firth Rixson generated $42 million in second quarter adjusted EBITDA up from $27 million in the first quarter by successfully capturing synergies. Firth Rixson is on track to increase Alcoa’s revenue by $1.6 billion with an additional $350 million EBITDA in 2016. TITAL’s titanium revenues are expected to increase by 70 percent over the next five years from approximately $100 million in 2014 and approximately 70 percent of TITAL’s revenues are expected to come from commercial aerospace sales in 2019.

The Company’s plan to acquire RTI International Metals also progressed as planned. U.S. and European regulatory approvals were obtained in the second quarter and RTI shareholders are scheduled to vote on the merger on July 21.

Upon shareholder approval and close, RTI will broaden Alcoa’s multi-material product suite to meet growing aerospace demand for titanium. With RTI, Alcoa’s 2014 pro forma aerospace revenue increases by 13 percent to $5.6 billion. Alcoa expects RTI to contribute $1.2 billion in revenue in 2019, up from $794 million that RTI generated in 2014. Its profitability is expected to reach 25 percent EBITDA margin in 2019.

In the second quarter, Alcoa also announced an investment in aerospace technology at its Whitehall, Michigan facility in the United States. The $22 million investment in Hot Isostatic Pressing technology will enable Alcoa to capture growing demand for advanced titanium, nickel and 3D-printed parts for the world’s bestselling jet engines.

In the midstream, Alcoa’s MicromillTM material continued to gain commercial traction. The Company has qualification agreements in place with eight major automotive customers from three continents. Automotive parts made with Alcoa Micromill® material will be twice as formable and 30 percent lighter than parts made from high-strength steel. Alcoa Micromill also reduces the time to transform molten metal into an aluminum coil from 20 days to 20 minutes.

The Company’s automotive expansion in Davenport, Iowa shipped record volume of automotive sheet to meet growing customer demand, increasing automotive sheet revenue approximately 180 percent year-over-year. Alcoa’s automotive expansion in Tennessee is on schedule with customer qualifications already taking place.

Upstream Portfolio Transformation

In the upstream, Alcoa continues to take steps to lower its cost base and improve profitability.

In the Alumina segment, Alcoa of Australia Limited made the first of two prepayments on the previously announced 12-year gas supply agreement for its alumina refineries in Western Australia (WA), which begins in 2020. A $300 million payment was made in the second quarter and a payment of $200 million will be made in January 2016. The contract replaces existing long-term contracts, which expire at the end of the decade, and supports the refineries’ ongoing competitiveness.

Also in Australia, the Company announced plans to permanently close its Anglesea coal mine and power station by August 31. The Anglesea power station had previously supplied approximately 40 percent of the power needs for the Point Henry smelter in Geelong, Victoria, which was closed in 2014.

In addition, Alcoa continued to close and curtail upstream facilities as part of its ongoing review of 500,000 metric tons of smelting capacity and 2.8 million metric tons of alumina capacity. On April 30 in Suriname, Alcoa curtailed 443,000 metric tons of alumina refining capacity at Suralco. The Company also continued to pursue a transaction to sell the Suralco operations to a Suriname government-owned entity.

In Primary Metals, Alcoa curtailed the remaining 74,000 metric tons of primary aluminum smelting capacity at its São Luís, Brazil facility on April 15. Also in Brazil, the Company permanently closed its Poços de Caldas primary aluminum smelter on June 30, which had been curtailed since May 2014. By permanently closing the Poços smelter, Alcoa’s total global smelting capacity was reduced by 96,000 metric tons, to 3.4 million metric tons. The Poços bauxite mine, alumina refinery, aluminum powder plant and aluminum casthouse will continue normal operations.

In Saudi Arabia, the Ma’aden-Alcoa joint venture mine neared completion while the refinery continued its ramp up and is on track to produce 1.1 million metric tons of alumina in 2015. The smelter is on target to reach nameplate production of 740,000 metric tons of primary aluminum this year.

All of the above actions support Alcoa’s goal of lowering its position on the global aluminum cost curve to the 38th percentile and the global alumina cost curve to the 21st percentile by 2016.

Financial Performance

In the second quarter, Alcoa achieved $324 million in year-over-year productivity gains and $562 million through the first half of 2015 against a $900 million annual target, driven by process improvements and procurement savings across all segments. Through the first half of the year, Alcoa managed return-seeking capital of $283 million against a $750 million annual target and controlled sustaining capital expenditures of $240 million against a $725 million annual plan.

Free cash flow for the quarter was $205 million, with cash provided from operations of $472 million. Alcoa ended the quarter with cash on hand of $1.3 billion, and on July 7, extended the maturity date of its $4 billion revolving credit line to July 2020.

The Company achieved an average of 34 days working capital for the quarter, 1 day higher than second quarter 2014 due primarily to the impact of the Firth Rixson and TITAL acquisitions. Excluding the impact of the acquisitions, average days of working capital decreased 2 days from 33 to 31. Alcoa’s debt-to-adjusted EBITDA ratio on a trailing twelve months basis was 2.12.

Segment Performance

Engineered Products and Solutions

After-tax operating income (ATOI) was a record $210 million, up $8 million, or 4 percent, year-over-year from $202 million (revised from $204 million*), and up $16 million, or 8 percent, from $194 million (revised from $191 million*) sequentially. Year-over-year, productivity improvements, the contribution from acquisitions and higher volumes were mostly offset by unfavorable price/mix and unfavorable foreign currency exchange rates. Adjusted EBITDA margin was 21.5 percent in second quarter 2015 compared to 22.9 percent (revised from 23.1 percent*) in the year-ago quarter and 20.4 percent (revised from 20.1 percent*) in first quarter 2015.

Global Rolled Products

ATOI in the second quarter was $76 million, up $6 million, or 9 percent, year-over-year from $70 million (revised from $79 million*), and up $22 million, or 41 percent, from $54 million (revised from $34 million*) sequentially. Year-over-year, results were driven by strong productivity gains, recording-setting approximately 200 percent growth in automotive sheet shipments, and increased commercial transportation and aerospace volume of 10 percent and 4 percent, respectively. Results were partially offset by lack of metal premium pass-through in Russia, pricing headwinds in global packaging, and costs associated with the investment in MicromillTM. As a result of the segment’s transformation initiatives, adjusted EBITDA per metric ton was $342 in second quarter 2015, up 18 percent or $53 per metric ton from $289 (revised from $313*) in the year-ago quarter.

Alumina

ATOI in the second quarter was $215 million, down $6 million sequentially from $221 million, and up $177 million year-over-year from $38 million. Lower pricing based on both the Alumina Price Index (API) and the London Metal Exchange (LME) drove the decline in sequential ATOI. Increased productivity and higher volume partially offset the pricing impacts. Adjusted EBITDA per metric ton decreased $4 from first quarter 2015 to $98 per metric ton in second quarter 2015 and increased $59 per metric ton year-over-year.

Primary Metals

ATOI in the second quarter was $67 million, down $120 million sequentially from $187 million, and down $30 million from $97 million in second quarter 2014. Sequential earnings declined due to lower regional premiums and lower LME aluminum pricing. Lower alumina and energy costs somewhat offset these negative market impacts. Third-party realized price in second quarter 2015 was $2,180 per metric ton, down 10 percent sequentially and down 5 percent year-over-year. Adjusted EBITDA per metric ton was $267, $232 per metric ton lower than first quarter 2015.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Daylight Time on July 8, 2015 to present quarterly results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.” Presentation materials used during this meeting will be available for viewing at 4:15 PM EDT at www.alcoa.com.

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high-performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our approximately 59,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

Forward-Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand growth for aluminum, end market conditions, supply/demand balances, and growth opportunities for aluminum in automotive, aerospace, and other applications; targeted financial results or operating performance; statements about Alcoa’s strategies, outlook, and business and financial prospects; and statements regarding the acceleration of Alcoa’s portfolio transformation, including the expected benefits of acquisitions, including the completed acquisition of the Firth Rixson business and TITAL, and the pending acquisition of RTI International Metals, Inc. (RTI). These statements reflect beliefs and assumptions that are based on Alcoa’s perception of historical trends, current conditions, and expected future developments, as well as other factors management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa, including aerospace, automotive, commercial transportation, building and construction, packaging, defense, and industrial gas turbine; (d) the impact of changes in foreign currency exchange rates on costs and results, particularly the Australian dollar, Brazilian real, Canadian dollar, euro, and Norwegian kroner; (e) increases in energy costs or the unavailability or interruption of energy supplies; (f) increases in the costs of other raw materials; (g) Alcoa’s inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations (including moving its alumina refining and aluminum smelting businesses down on the industry cost curves and increasing revenues and improving margins in its Global Rolled Products and Engineered Products and Solutions segments) anticipated from its restructuring programs and productivity improvement, cash sustainability, technology, and other initiatives; (h) Alcoa’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions (including achieving the expected levels of synergies, revenue growth, or EBITDA margin improvement), sales of assets, closures or curtailments of facilities, newly constructed, expanded, or acquired facilities, or international joint ventures, including the joint venture in Saudi Arabia; (i) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies, civil unrest, imposition of sanctions, expropriation of assets, or other events beyond Alcoa’s control; (j) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (k) the impact of cyber attacks and potential information technology or data security breaches; (l) failure to receive the required votes of RTI’s shareholders to approve the merger of RTI with Alcoa, or the failure to satisfy the other closing conditions to the acquisition; (m) the risk that acquisitions (including Firth Rixson, TITAL and RTI) will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (n) the possibility that certain assumptions with respect to RTI or the acquisition could prove to be inaccurate, including the expected timing of closing; (o) the loss of customers, suppliers and other business relationships as a result of acquisitions, competitive developments, or other factors; (p) the potential failure to retain key employees of Alcoa or acquired businesses; (q) the effect of an increased number of Alcoa shares outstanding as a result of the acquisition of RTI; (r) the impact of potential sales of Alcoa common stock issued in the RTI acquisition; (s) failure to successfully implement, to achieve commercialization of, or to realize expected benefits from, new or innovative technologies, equipment, processes, or products, including the MicromillTM, innovative aluminum wheels, and advanced alloys; and (t) the other risk factors discussed in Alcoa’s Form 10-K for the year ended December 31, 2014, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market. Nothing on Alcoa’s website is included or incorporated by reference herein.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The proposed business combination transaction between Alcoa and RTI will be submitted to the shareholders of RTI for their consideration. Alcoa has filed with the Securities and Exchange Commission (SEC) a Registration Statement on Form S-4 (Registration No. 333-203275) containing a definitive proxy statement of RTI that also constitutes a prospectus of Alcoa, and RTI has mailed the proxy statement/prospectus to its shareholders. Alcoa and RTI also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF RTI ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Alcoa’s website (www.alcoa.com). You may also obtain these documents, free of charge, from RTI’s website (www.rtiintl.com).

Participants in the Solicitation

Alcoa, RTI, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from RTI shareholders in connection with the proposed transaction. You can find information about Alcoa’s executive officers and directors in its definitive proxy statement filed with the SEC on March 19, 2015, its Annual Report on Form 10-K filed with the SEC on February 19, 2015 and in the above-referenced Registration Statement on Form S-4. You can find information about RTI’s executive officers and directors in the proxy statement/prospectus and in RTI’s Annual Report on Form 10-K filed with the SEC on February 26, 2015. You can obtain free copies of these documents from Alcoa and RTI as described in the preceding paragraph.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa’s consolidated financial information but is not presented in Alcoa’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release and on our website at www.alcoa.com under the “Invest” section. Alcoa has not provided a reconciliation of any forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable effort.

* Effective in the second quarter of 2015, management removed the impact of metal price lag from the results of the Engineered Products and Solutions and Global Rolled Products segments in order to enhance the visibility of the underlying operating performance of these businesses. Metal price lag describes the timing difference created when the average price of metal sold differs from the average cost of the metal when purchased by the respective segment. The impact of metal price lag is now reported as a separate line item in Alcoa’s reconciliation of total segment ATOI to consolidated net income (loss) attributable to Alcoa (see Segment Information that follows below). As a result, this revision does not impact the consolidated results of Alcoa. Segment information for all prior periods presented was revised to reflect this change.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	June 30, 2014	March 31, 2015	June 30, 2015
Sales	$5,836	$5,819	$5,897

Cost of goods sold (exclusive of expenses below)	4,765	4,443	4,663
Selling, general administrative, and other expenses	245	232	224
Research and development expenses	50	55	68
Provision for depreciation, depletion, and amortization	349	321	319
Restructuring and other charges	110	177	217
Interest expense	105	122	124
Other expenses (income), net	5	(12)	—

Total costs and expenses	5,629	5,338	5,615

Income before income taxes	207	481	282
Provision for income taxes	78	226	75

Net income	129	255	207

Less: Net (loss) income attributable to noncontrolling interests	(9)	60	67

NET INCOME ATTRIBUTABLE TO ALCOA	$138	$195	$140

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Net income(1)	$0.12	$0.15	$0.10
Average number of shares(2)	1,172,760,404	1,220,820,686	1,222,413,890

Diluted:
Net income(1)	$0.12	$0.14	$0.10
Average number of shares(3)	1,189,393,377	1,238,207,390	1,236,918,280

Shipments of aluminum products (metric tons)	1,217,000	1,091,000	1,165,000

(1)	In order to calculate both basic and diluted earnings per share for the quarters ended March 31, 2015 and June 30, 2015, preferred stock dividends declared of $17 need to be subtracted from Net income attributable to Alcoa.
(2)	In the fourth quarter of 2014, Alcoa issued 37 million shares of its common stock as part of the consideration paid to acquire an aerospace business, Firth Rixson. As a result, the respective basic average number of shares for the quarters ended March 31, 2015 and June 30, 2015 includes all 37 million shares.
(3)	In all periods presented, the difference between the respective diluted average number of shares and the respective basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards. The respective diluted average number of shares for the quarters ended March 31, 2015 and June 30, 2015 does not include any share equivalents related to the mandatory convertible preferred stock as their effect was anti-dilutive.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Six months ended June 30,
	2014	2015
Sales	$11,290	$11,716

Cost of goods sold (exclusive of expenses below)	9,260	9,106
Selling, general administrative, and other expenses	481	456
Research and development expenses	101	123
Provision for depreciation, depletion, and amortization	689	640
Restructuring and other charges	571	394
Interest expense	225	246
Other expenses (income), net	30	(12)

Total costs and expenses	11,357	10,953

(Loss) income before income taxes	(67)	763
Provision for income taxes	1	301

Net (loss) income	(68)	462

Less: Net (loss) income attributable to noncontrolling interests	(28)	127

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA	$(40)	$335

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Net (loss) income(1)	$(0.04)	$0.25
Average number of shares(2)	1,136,743,908	1,221,518,961

Diluted:
Net (loss) income(1)	$(0.04)	$0.24
Average number of shares(3)	1,136,743,908	1,237,732,308

Common stock outstanding at the end of the period	1,174,130,317	1,222,507,649

Shipments of aluminum products (metric tons)	2,373,000	2,256,000

(1)	In order to calculate both basic and diluted earnings per share for the six months ended June 30, 2014 and 2015, preferred stock dividends declared of $1 and $35, respectively, need to be subtracted from Net (loss) income attributable to Alcoa.
(2)	In the first quarter of 2014, holders of $575 principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 (the “Notes”) exercised their option to convert the Notes into 89 million shares of Alcoa common stock. As a result, the basic average number of shares for the six months ended June 30, 2014 includes 56 million representing the weighted average number of shares for the length of time the 89 million shares were outstanding during the six-month period of 2014, and the basic average number of shares for the six months ended June 30, 2015 includes all 89 million shares.
Additionally, in the fourth quarter of 2014, Alcoa issued 37 million shares of its common stock as part of the consideration paid to acquire an aerospace business, Firth Rixson. As a result, the basic average number of shares for the six months ended June 30, 2015 includes all 37 million shares.
(3)	In the six months ended June 30, 2014, the diluted average number of shares does not include any share equivalents as their effect was anti-dilutive. In the six months ended June 30, 2015, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards. The diluted average number of shares for the six months ended June 30, 2015 does not include any share equivalents related to the mandatory convertible preferred stock as their effect was anti-dilutive.

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2014*	June 30, 2015*
ASSETS
Current assets:
Cash and cash equivalents	$1,877	$1,311
Receivables from customers, less allowances of $14 and $13 in 2014 and 2015, respectively	1,395	1,558
Other receivables	733	688
Inventories	3,082	3,160
Prepaid expenses and other current assets	1,182	1,112

Total current assets	8,269	7,829

Properties, plants, and equipment	35,517	34,277
Less: accumulated depreciation, depletion, and amortization	19,091	19,003

Properties, plants, and equipment, net	16,426	15,274

Goodwill	5,247	5,241
Investments	1,944	1,928
Deferred income taxes	2,754	2,518
Other noncurrent assets	2,759	3,797

Total assets	$37,399	$36,587

LIABILITIES
Current liabilities:
Short-term borrowings	$54	$50
Accounts payable, trade	3,152	3,009
Accrued compensation and retirement costs	937	802
Taxes, including income taxes	348	383
Other current liabilities	1,021	936
Long-term debt due within one year	29	26

Total current liabilities	5,541	5,206

Long-term debt, less amount due within one year	8,769	8,713
Accrued pension benefits	3,291	3,182
Accrued other postretirement benefits	2,155	2,105
Other noncurrent liabilities and deferred credits	2,849	2,743

Total liabilities	22,605	21,949

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Mandatory convertible preferred stock	3	3
Common stock	1,304	1,304
Additional capital	9,284	9,147
Retained earnings	9,379	9,605
Treasury stock, at cost	(3,042)	(2,834)
Accumulated other comprehensive loss	(4,677)	(4,966)

Total Alcoa shareholders’ equity	12,306	12,314

Noncontrolling interests	2,488	2,324

Total equity	14,794	14,638

Total liabilities and equity	$37,399	$36,587

*	On November 19, 2014, Alcoa completed the acquisition of an aerospace business, Firth Rixson. As a result, Alcoa’s Consolidated Balance Sheet as of December 31, 2014 included an estimate of the beginning balance sheet of Firth Rixson. This estimate resulted in the allocation of $1,227 of the $3,125 purchase price (includes $130 of contingent consideration) to various assets, primarily Properties, plants, and equipment, and liabilities with the difference included in Goodwill. In the 2015 six-month period, an adjustment of $107 was recorded to increase the estimated beginning balance of certain assets acquired and to decrease the initial amount recorded as Goodwill. This adjustment was based on currently available information from an in-progress third-party valuation of the acquired business, which is expected to be finalized in the third quarter of 2015.

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Six months ended June 30,
	2014	2015
CASH FROM OPERATIONS
Net (loss) income	$(68)	$462
Adjustments to reconcile net (loss) income to cash from operations:
Depreciation, depletion, and amortization	690	641
Deferred income taxes	(133)	(45)
Equity income, net of dividends	68	50
Restructuring and other charges	571	394
Net gain from investing activities – asset sales	(29)	(28)
Net periodic pension benefit cost(1)	218	243
Stock-based compensation	49	55
Excess tax benefits from stock-based payment arrangements	(2)	(9)
Other	43	(64)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(225)	(200)
(Increase) in inventories	(457)	(221)
(Increase) decrease in prepaid expenses and other current assets	(13)	7
Increase (decrease) in accounts payable, trade	26	(130)
(Decrease) in accrued expenses	(349)	(374)
(Decrease) increase in taxes, including income taxes	(52)	130
Pension contributions	(282)	(169)
(Increase) in noncurrent assets(1),(2)	(25)	(352)
(Decrease) in noncurrent liabilities(1)	(63)	(93)

CASH (USED FOR) PROVIDED FROM OPERATIONS	(33)	297

FINANCING ACTIVITIES
Net change in short-term borrowings (original maturities of three months or less)	77	(4)
Net change in commercial paper	223	—
Additions to debt (original maturities greater than three months)	1,131	1,027
Debt issuance costs	(10)	—
Payments on debt (original maturities greater than three months)(3)	(1,149)	(1,037)
Proceeds from exercise of employee stock options	97	26
Excess tax benefits from stock-based payment arrangements	2	9
Dividends paid to shareholders	(69)	(109)
Distributions to noncontrolling interests	(55)	(71)
Contributions from noncontrolling interests	44	—

CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	291	(159)

INVESTING ACTIVITIES
Capital expenditures	(467)	(514)
Acquisitions, net of cash acquired	—	(204)
Proceeds from the sale of assets and businesses(4)	1	59
Additions to investments	(106)	(50)
Sales of investments	34	22
Net change in restricted cash	3	(9)
Other	9	11

CASH USED FOR INVESTING ACTIVITIES	(526)	(685)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	14	(19)

Net change in cash and cash equivalents	(254)	(566)
Cash and cash equivalents at beginning of year	1,437	1,877

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,183	$1,311

(1)	In the first quarter of 2015, management decided to reflect the net periodic benefit cost related to Alcoa-sponsored defined benefit pension plans as a separate line item in the Statement of Consolidated Cash Flows. In prior periods, a portion of this amount was reported in both the (Increase) in noncurrent assets (overfunded plans) and the (Decrease) in noncurrent liabilities (underfunded plans) line items. As a result, the Statement of Consolidated Cash Flows for the six months ended June 30, 2014 was revised to conform to the current period presentation.
(2)	The (Increase) in noncurrent assets line item for the six months ended June 30, 2015 includes a $300 prepayment related to a natural gas supply agreement for three alumina refineries in Western Australia, which are owned by Alcoa’s majority-owned subsidiary, Alcoa of Australia Limited.

(3)	In the first quarter of 2014, holders of $575 principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 (the “Notes”) exercised their option to convert the Notes into 89 million shares of Alcoa common stock. This transaction was not reflected in the Statement of Consolidated Cash Flows for the six months ended June 30, 2014 as it represents a noncash financing activity.
(4)	Proceeds from the sale of assets and businesses for the six months ended June 30, 2015 includes a cash outflow for cash paid as a result of post-closing adjustments associated with the December 2014 divestiture of three rolling mills in Spain and France.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q14	2Q14	3Q14	4Q14	2014	1Q15	2Q15
Alumina:
Alumina production (kmt)	4,172	4,077	4,196	4,161	16,606	3,933	3,977
Third-party alumina shipments (kmt)	2,649	2,361	2,714	2,928	10,652	2,538	2,706
Third-party sales	$845	$761	$886	$1,017	$3,509	$887	$924
Intersegment sales	$510	$480	$482	$469	$1,941	$501	$431
Equity loss	$(5)	$(7)	$(7)	$(10)	$(29)	$(7)	$(11)
Depreciation, depletion, and amortization	$97	$100	$100	$90	$387	$80	$77
Income taxes	$40	$12	$26	$75	$153	$92	$87
After-tax operating income (ATOI)	$92	$38	$62	$178	$370	$221	$215

Primary Metals:
Aluminum production (kmt)	839	795	760	731	3,125	711	701
Third-party aluminum shipments (kmt)	617	638	642	637	2,534	589	630
Alcoa’s average realized price per metric ton of aluminum	$2,205	$2,291	$2,538	$2,578	$2,405	$2,420	$2,180
Third-party sales	$1,424	$1,659	$1,865	$1,852	$6,800	$1,572	$1,534
Intersegment sales	$734	$718	$730	$749	$2,931	$692	$562
Equity (loss) income	$(28)	$(17)	$—	$11	$(34)	$(3)	$(5)
Depreciation, depletion, and amortization	$124	$129	$124	$117	$494	$109	$109
Income taxes	$(11)	$30	$95	$89	$203	$57	$6
ATOI	$(15)	$97	$245	$267	$594	$187	$67

Global Rolled Products:
Third-party aluminum shipments (kmt)	467	504	506	487	1,964	432	462
Third-party sales	$1,677	$1,860	$1,926	$1,888	$7,351	$1,621	$1,668
Intersegment sales	$43	$44	$52	$46	$185	$36	$34
Equity loss	$(5)	$(6)	$(8)	$(8)	$(27)	$(9)	$(7)
Depreciation, depletion, and amortization	$58	$58	$62	$57	$235	$56	$56
Income taxes*	$29	$18	$26	$16	$89	$36	$25
ATOI*	$54	$70	$69	$52	$245	$54	$76

Engineered Products and Solutions:
Third-party sales	$1,443	$1,502	$1,495	$1,566	$6,006	$1,689	$1,733
Depreciation, depletion, and amortization	$40	$41	$40	$52	$173	$60	$64
Income taxes*	$90	$101	$98	$79	$368	$90	$99
ATOI*	$187	$202	$205	$162	$756	$194	$210

Reconciliation of total segment ATOI to consolidated net (loss) income attributable to Alcoa:
Total segment ATOI*	$318	$407	$581	$659	$1,965	$656	$568
Unallocated amounts (net of tax):
Impact of LIFO	(7)	(8)	(18)	(21)	(54)	7	36
Metal price lag*	7	11	38	22	78	(23)	(39)
Interest expense	(78)	(69)	(81)	(80)	(308)	(80)	(80)
Noncontrolling interests	19	9	18	45	91	(60)	(67)
Corporate expense	(67)	(70)	(74)	(83)	(294)	(64)	(66)
Restructuring and other charges	(321)	(77)	(189)	(307)	(894)	(161)	(159)
Other	(49)	(65)	(126)	(76)	(316)	(80)	(53)

Consolidated net (loss) income attributable to Alcoa	$(178)	$138	$149	$159	$268	$195	$140

The difference between certain segment totals and consolidated amounts is in Corporate.

*	Effective in the second quarter of 2015, management removed the impact of metal price lag from the results of the Global Rolled Products and Engineered Products and Solutions segments in order to enhance the visibility of the underlying operating performance of these businesses. Metal price lag describes the timing difference created when the average price of metal sold differs from the average cost of the metal when purchased by the respective segment. This revision does not impact the consolidated results of Alcoa. Segment information for all prior periods presented was revised to reflect this change.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions, except per-share amounts)

	Income			Diluted EPS(3)
Adjusted Income	Quarter ended			Quarter ended
	June 30, 2014	March 31, 2015	June 30, 2015	June 30, 2014	March 31, 2015	June 30, 2015
Net income attributable to Alcoa	$138	$195	$140	$0.12	$0.14	$0.10
Restructuring and other charges	54	158	141
Discrete tax items(1)	(2)	—	(5)
Other special items(2)	26	10	(26)

Net income attributable to Alcoa – as adjusted	$216	$363	$250	0.18	0.28	0.19

Net income attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income attributable to Alcoa determined under GAAP as well as Net income attributable to Alcoa – as adjusted.

(1)	Discrete tax items include the following:
•	for the quarter ended June 30, 2015, a net benefit for a number of small items; and
•	for the quarter ended June 30, 2014, a net benefit for a number of small items.
(2)	Other special items include the following:
•	for the quarter ended June 30, 2015, a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($21), a gain on the sale of land ($19), costs associated with a future acquisition of an aerospace business ($5), an unfavorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($4), a net unfavorable change in certain mark-to-market energy derivative contracts ($3), and a write-down of inventory related to the permanent closure of a smelter in Brazil and a power station in Australia ($2);
•	for the quarter ended March 31, 2015, an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($35), a favorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($31), costs associated with current and future acquisitions of aerospace businesses ($7), and a net favorable change in certain mark-to-market energy derivative contracts ($1); and
•	for the quarter ended June 30, 2014, a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($20), an unfavorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($24), costs associated with (i) a then-planned acquisition of an aerospace business ($11) and (ii) preparation for and ratification of a new labor agreement with the United Steelworkers ($11), a net favorable change in certain mark-to-market energy derivative contracts ($6), and an unfavorable impact related to the restart of one potline at the joint venture in Saudi Arabia that was previously shut down due to a period of pot instability ($6).
(3)	The average number of shares applicable to diluted EPS for Net income attributable to Alcoa excludes certain share equivalents as their effect was anti-dilutive (see footnote 3 to the Statement of Consolidated Operations). However, certain of these share equivalents may become dilutive in the EPS calculation applicable to Net income attributable to Alcoa – as adjusted due to a larger, positive numerator. Specifically, these share equivalents were associated with mandatory convertible preferred stock for the quarter ended March 31, 2015. As a result, the average number of shares applicable to diluted EPS for Net income attributable to Alcoa – as adjusted was 1,315,558,890 for the quarter ended March 31, 2015. Additionally, the subtraction of preferred stock dividends declared from the numerator (see footnote 1 to the Statement of Consolidated Operations) needs to be reversed for the quarter ended March 31, 2015 since the related mandatory convertible preferred stock was dilutive in the EPS calculation for Net income attributable to Alcoa – as adjusted.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

Adjusted EBITDA	Quarter ended			Trailing twelve months
	June 30, 2014	March 31, 2015	June 30, 2015	June 30, 2015
Net income attributable to Alcoa	$138	$195	$140	$643
Add:
Net (loss) income attributable to noncontrolling interests	(9)	60	67	64
Provision for income taxes	78	226	75	620
Other expenses (income), net	5	(12)	—	5
Interest expense	105	122	124	494
Restructuring and other charges	110	177	217	991
Provision for depreciation, depletion, and amortization	349	321	319	1,322

Adjusted EBITDA	$776	$1,089	$942	$4,139

Adjusted EBITDA Measures:
Sales	$5,836	$5,819	$5,897
Adjusted EBITDA Margin	13.3%	18.7%	16.0%
Total Debt				$8,789
Debt-to-Adjusted EBITDA Ratio				2.12

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures	Alumina			Primary Metals
Adjusted EBITDA	Quarter ended
	June 30, 2014	March 31, 2015	June 30, 2015	June 30, 2014	March 31, 2015	June 30, 2015
After-tax operating income (ATOI)	$38	$221	$215	$97	$187	$67
Add:
Depreciation, depletion, and amortization	100	80	77	129	109	109
Equity loss	7	7	11	17	3	5
Income taxes	12	92	87	30	57	6
Other	—	—	—	(5)	(1)	—

Adjusted EBITDA	$157	$400	$390	$268	$355	$187

Production (thousand metric tons) (kmt)	4,077	3,933	3,977	795	711	701
Adjusted EBITDA / Production ($ per metric ton)	$39	$102	$98	$337	$499	$267

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures	Global Rolled Products(1)			Engineered Products and Solutions(1)
Adjusted EBITDA	Quarter ended
	June 30, 2014	March 31, 2015	June 30, 2015	June 30, 2014	March 31, 2015(2)	June 30, 2015(2)
After-tax operating income (ATOI)	$70	$54	$76	$202	$194	$210
Add:
Depreciation, depletion, and amortization	58	56	56	41	60	64
Equity loss	6	9	7	—	—	—
Income taxes	18	36	25	101	90	99
Other	2	—	—	—	1	(1)

Adjusted EBITDA	$154	$155	$164	$344	$345	$372

Total shipments (thousand metric tons) (kmt)	533	447	479
Adjusted EBITDA / Total shipments ($ per metric ton)	$289	$347	$342
Third-party sales				$1,502	$1,689	$1,733
Adjusted EBITDA Margin				22.9%	20.4%	21.5%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Effective in the second quarter of 2015, management removed the impact of metal price lag from the results of the Global Rolled Products and Engineered Products and Solutions segments in order to enhance the visibility of the underlying operating performance of these businesses. Metal price lag describes the timing difference created when the average price of metal sold differs from the average cost of the metal when purchased by the respective segment. This revision does not impact the consolidated results of Alcoa. Segment information for all prior periods presented was revised to reflect this change. See Segment Information above for additional information.
(2)	In the quarters ended March 31, 2015 and June 30, 2015, the Third-party sales and Adjusted EBITDA of Engineered Products and Solutions includes $233 and $27 (ATOI of $6 plus an add-back of both $18 for depreciation, depletion, and amortization and $3 for income taxes), respectively, and $268 and $42 (ATOI of $14 plus an add-back of both $21 for depreciation, depletion, and amortization and $7 for income taxes), respectively, related to the acquisition of two aerospace businesses, Firth Rixson and TITAL. Excluding these amounts, Adjusted EBITDA Margin was 21.8% and 22.6% for the quarters ended March 31, 2015 and June 30, 2015, respectively.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

Free Cash Flow	Quarter ended
	June 30, 2014	March 31, 2015	June 30, 2015
Cash from operations	$518	$(175)	$472
Capital expenditures	(258)	(247)	(267)

Free cash flow	$260	$(422)	$205

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Days Working Capital	Quarter ended
	June 30, 2014	March 31, 2015(3)	June 30, 2015(3)
Receivables from customers, less allowances	$1,401	$1,487	$1,548
Add: Deferred purchase price receivable(1)	371	389	421

Receivables from customers, less allowances, as adjusted	1,772	1,876	1,969
Add: Inventories	3,201	3,189	3,230
Less: Accounts payable, trade	2,880	2,936	2,978

Working Capital(2)	$2,093	$2,129	$2,221

Sales	$5,836	$5,819	$5,897
Days Working Capital	33	33	34

Days Working Capital = Working Capital divided by (Sales/number of days in the quarter).

(1)	The deferred purchase price receivable relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Alcoa is adding back this receivable for the purposes of the Days Working Capital calculation.
(2)	The Working Capital for each period presented represents an average quarter Working Capital, which reflects the capital tied up during a given quarter. As such, the components of Working Capital for each period presented represent the average of the ending balances in each of the three months during the respective quarter.
(3)	In the quarters ended March 31, 2015 and June 30, 2015, Working Capital and Sales include $279 and $233, respectively, and $315 and 268 respectively, related to the acquisition of two aerospace businesses, Firth Rixson and TITAL. Excluding these amounts, Days Working Capital was 30 and 31 for the quarters ended March 31, 2015 and June 30, 2015, respectively.